EXHIBIT 4.3

Execution Copy

SUBORDINATION (this “Subordination”)

TO:	WATERTON GLOBAL VALUE, L.P. (the “Senior Creditor”)

RE:	Bridge Loan Agreement dated as of March 20, 2012 (the “Bridge Loan Agreement”), among Gryphon Gold Corporation (“Gryphon”), Borealis Mining Company and the Senior Creditor

DATE: March 20, 2012
________________________________________________________________________

WHEREAS Computershare Trust Company of Canada (the “Subordinated Trustee”) is trustee to the holders (the “Holders”) of certain 10% Series B Subordinate Secured Notes issued by Gryphon and maturing on November 22, 2012 (the “Notes”), pursuant to a note indenture dated as of November 22, 2011 between Gryphon and the Subordinated Trustee (the “Note Indenture”);

WHEREAS to secure Gryphon’s obligations under the Notes and Note Indenture, Gryphon granted the Subordinated Trustee a security interest over certain of its assets pursuant to the pledge and security agreement dated as of July 27, 2011 (the “Pledge and Security Agreement”, and together with the Notes and the Note Indenture, the “Transaction Documents”);

WHEREAS Borealis Mining Company (“Borealis”) is a wholly-owned subsidiary of Gryphon;

WHEREAS Gryphon and Borealis (collectively, the “Debtors”) wish to enter into the Bridge Loan Agreement with the Senior Creditor;

WHEREAS it is a condition precedent of the Bridge Loan Agreement that the Debtors each grant the Senior Creditor a security interest over all their real and personal property (the “Senior Security”) to secure their respective obligations (the “Senior Indebtedness”) under the Bridge Loan Agreement and associated loan documentation (collectively, the “Loan Documents”);

WHEREAS the Senior Creditor has requested this Subordination from the Subordinated Trustee as a condition precedent to the Bridge Loan Agreement;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby:

1.	consents to each of the Debtors entering into the Loan Documents and incurring the Senior Indebtedness;

2.	consents to each of the Debtors granting the Senior Security in favour of the Senior Creditor;

3.
agrees that any and all security, liens, charges, pledges, encumbrances or any other security granted by the Debtors to the Subordinated Trustee now or in the future (collectively, the “Subordinate Security”) shall rank behind and be subordinated, in all respects, to the Senior Security;

4.
agrees that it shall not take any steps whatsoever to enforce the Subordinate Security (including, without limitation, rights of set-off, commencement of bankruptcy proceedings, initiating an action, appointing or making application to a court for an order appointing an agent or a receiver or receiver manager or by any other means of enforcement whatsoever) until:

(a)	the Senior Indebtedness has been paid in full and the Debtors have no other right or entitlement under the Loan Documents; or

(b)	the Senior Creditor has consented to the enforcement of the Subordinate Security (which consent may be withheld in the sole and absolute discretion of the Senior Creditor);

5.	As between the Senior Creditor and the Subordinated Trustee, the Senior Creditor shall have first and prior rights of payment as herein contemplated and the undersigned will not:

(a)	assert in any action, suit or proceeding whatsoever the invalidity, unenforceability or ineffectiveness of any of the Senior Security now or hereafter held by the Senior Creditor; or

(b)	participate in or cooperate with any other party to pursue any such action, suit or proceeding except as may be required by law or by court order.

6.	The undersigned shall not permit any changes, amendments, or modifications whatsoever to any of the Transaction Documents, except with the prior written consent of Senior Creditor;

7.	The undersigned shall not exercise any right whatsoever in relation to or under the Subordinate Security, except with the prior written consent of the Senior Creditor.

8.
The Senior Creditor may grant time, renewals, extensions, amendments, modifications and releases to, and otherwise deal with, the Debtors and others, as the Senior Creditor may see fit, without notice to the undersigned and without prejudice to or in any way limiting or affecting the obligations of the undersigned hereunder.

9.
This Subordination shall terminate upon the earlier of (i) the irrevocable receipt by the Senior Creditor of the full amount of the Senior Indebtedness; and (ii) the termination of all the Loan Documents.

10.	This Subordination shall be construed in accordance with and governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

11.
This Subordination and any amendments, waivers, consents, or supplements may be executed by facsimile or other electronic delivery which shall be as effective as delivery of a manually executed counterpart thereof.

COMPUTERSHARE TRUST COMPANY OF CANADA

Per: _______________________________